Dunlaevy and Raser Named Berkshire Hills Bancorp Directors
Sullivan Named Executive Vice President

Pittsfield, MA – August 19, 2011 – Berkshire Hills Bancorp, Inc. (NASDAQ:BHLB) has appointed J. Williar Dunlaevy and Barton D. Raser as Directors of the Berkshire Hills Bancorp and its wholly-owned subsidiary Berkshire Bank.  Additionally, Corydon L. Thurston, who has served as a Director of the Berkshire Hills Bancorp since its formation in 2001 and as a Director of Berkshire Bank since 1988, has retired from their Boards. In addition, Patrick J. Sullivan has been appointed as Berkshire’s Executive Vice President of Commercial Banking and Wealth Management.  These appointments result from Berkshire’s acquisition of Legacy Bancorp Inc., which was completed on July 21, 2011.

Mr. Dunlaevy previously served as chairman and CEO of Legacy Bancorp, Inc. and Legacy Banks, as well as the predecessor institution, City Savings Bank since 1996, joining the Bank in 1969.  He serves as President of The Legacy Banks Foundation, which continues to provide philanthropic support to the Bank’smarket.  A community leader, Mr. Dunlaevy has been active in a variety of organizations and was appointed by former Massachusetts Governor A. Paul Cellucci to serve on the Berkshire Community College Board of Trustees, which he chaired.  Mr. Dunlaevy has also been a director of the Depositors Insurance Fund, Massachusetts Bankers Association, and Savings Bank Life Insurance Company of Massachusetts (SBLI).  He is a graduate of Bowdoin College, the University of Massachusetts, Graduate School of Banking (Brown University), and The College for Financial Planning (CFP).

Mr. Raser is vice president and co-owner of Carr Hardware and Supply Company.  He previously served as a director of Legacy Bancorp, Inc. and Legacy Banks since 2001. He serves on the Board of Directors of the Berkshire Chamber of Commerce and as a corporator of the Berkshire Museum and Downtown, Inc. (Pittsfield).  His other business and community leadership includes involvement with the Berkshire United Way, Berkshire CEO Roundtable and the Rotary Club of Pittsfield, of which he is past president.  Mr. Raser is a graduate of Washington University and Western New England College.

Mr. Sullivan was most recently president and CEO of Legacy Banks.  In his new role, he will oversee all aspects of corporate banking, including commercial lending and cash management services, and wealth management, which includes investment management, estate planning and trust administration. He brings with him over 30 years of experience in a variety of executive and management positions in banking and industry.  Prior to serving as president and CEO of Legacy Banks, he was executive vice president and managing director of Corporate Banking with Sovereign/Santander.  He also previously served as Sovereign’s CEO New England, president and CEO of Howard Bank in Burlington, Vt., executive vice president at First New Hampshire Bank, and chief operations officer of a mid-sized family distribution business.

BHLB – Berkshire Hills Bancorp	www.berkshirebank.com

Mr. Sullivan’s current Board affiliations include the Legacy Banks Foundation, Business Development Corporation, for which he serves as Chair of the Board; The Massachusetts Bankers Association; the Massachusetts Business Roundtable; the Hundred Club; 1Berkshire, and Barrington Stage Company.  He is a graduate of Bryant University with a Bachelor of Science and Master of Business Administration and attended the Executive Management Program at Dartmouth College, Amos Tuck School.

Berkshire Bank President and CEO Michael P. Daly stated, “I would first like to sincerely thank Cory Thurston for his many years of service to the Berkshire Hills Bancorp Board as well as to the Berkshire Bank Foundation Board. Cory has been an outstanding contributor to our company and is a valued member of our community.  Cory was recently named as Executive Director of the Pittsfield Economic Development Authority, and we wish him well in this important new undertaking.”

Daly continued, “We are excited to welcome our new Board members as well as a new member of our Executive Leadership Team. Both Bill Dunlaevy and Bart Raser bring a great deal of community banking experience to their new roles and are both very familiar with our markets.  Additionally, Pat Sullivan’s extensive banking background and commercial credit expertise will serve us well as we strategically grow our business. Having served in leadership and executive positions at both large and small institutions, Pat understands the importance of providing the resources that customers need in today’s marketplace while offering the personal touch of a community bank.  I have no doubt that Bill, Bart and Pat will make significant contributions as we execute our plan to expand our franchise and continue our momentum of earnings and revenue growth.”

Mr. Dunlaevy will serve in the class of Berkshire Hills Bancorp Board members with terms that expire in May 2013.  Mr. Raser will serve out the remainder of Mr. Thurston’s term that expires in May 2012.

Background

Berkshire Hills Bancorp is the parent of Berkshire Bank, America's Most Exciting Bank(SM), and has more than $4 billion in assets.    The Company has more than 60 full service branch offices in Massachusetts, New York, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).  For more information, visit www.berkshirebank.com or call 800-773-5601.

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BHLB – Berkshire Hills Bancorp	www.berkshirebank.com

Contacts:

Media Contact:
Lori Gazzillo
Community Relations Officer
413-236-3733
lgazzillo@berkshirebank.com

Investor Relations Contact
David H. Gonci
Investor Relations Officer
413-281-1973

BHLB – Berkshire Hills Bancorp	www.berkshirebank.com